                                                Filed Pursuant to Rule 424(b)(3)

                                                      Registration No. 333-30042

                              PROSPECTUS SUPPLEMENT

                             DATED FEBRUARY 14, 2006

                                       TO

                       PROSPECTUS DATED FEBRUARY 10, 2000

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                                   NuCO2 Inc.

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      This prospectus supplement, dated February 14, 2006 (the "Prospectus
Supplement") supplements that certain Prospectus dated February 10, 2000 (the
"Prospectus") and should be read in conjunction with the Prospectus.

                              SELLING SHAREHOLDERS

      The following updates the table under the section entitled "Selling
Shareholders" of the Prospectus with respect to the shareholder listed on the table below, to update the individuals who comprise the potential selling shareholders.

      The following table sets forth (i) the number of our common shares beneficially owned by each selling shareholder at February 14, 2006 (ii) the number of common shares to be offered for resale by each selling shareholder and
(iii) the number and percentage of shares of our common shares to be held by each selling shareholder after completion of the offering:

      Unless otherwise indicated, the address for all of the executive officers, directors and shareholders named below is c/o NuCO2 Inc., 2800 S.E. Market
Place, Stuart, Florida 34997.

                                                                                                         Number of Common
                                           Number of Common                                         Shares/Percent of Class to
                                         Shares Owned Prior to            Number of Common                be Owned After
                                             the Offering               Shares to be Offered          Completion of Offering
                                       -------------------------  ------------------------------  ------------------------------
Michael E. DeDomenico...............          412,904(1)                     120,000(2)                   292,904(3)/1.9%

(1)  Includes 350,119 shares issuable upon exercise of stock options.
(2)  Consists of common shares issuable upon the exercise of options currently exercisable. It is anticipated that such shares will be sold over a
     10-month period commencing in February 2006 pursuant to Rule 10b5-1(c)(1)
     under the Exchange Act.

(3)  Includes 230,119 shares issuable upon exercise of stock options.

      All provisions of the Prospectus not specifically amended by this
Supplement remain in full force and effect.

      Please insert this Supplement into your Prospectus and retain both for future reference. If you would like to receive a copy of the Prospectus, as supplemented to date, please write to NuCO2 Inc., 2800 S.E. Market Place,
Stuart, Florida 34997.